Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2010 (except Notes 1(t), 1(v), 1(x), 2, 10 and 20, as to which the date is August 23, 2010) in the Registration Statement (Form S-4) and the related Prospectus of Radio One, Inc. for the registration of $286,794,302 of 12.5%/15.0% Senior Subordinated Notes and $40,241,304 Senior Subordinated Notes Paid-in-Kind due 2016.
/s/ ERNST & YOUNG LLP
Baltimore, Maryland
February 8, 2011